Exhibit 10.1

Amended and Restated Employment Agreement

December 8, 2004

This Amended and Restated Employment Agreement (this “Agreement”) is between Saks Incorporated (the “Company”) and R. Brad Martin (the “Executive”).

Terms and Conditions

The Company and the Executive agree as follows:

1. Employment. During the Term (as defined in section 5 of this Agreement) the Company employs the Executive, and the Executive will serve, as the Company’s Chairman of the Board and as its Chief Executive Officer, subject to the Executive’s appointment to these offices by the Board of Directors of the Company in accordance with Article V, Section 1 of Company’s Amended and Restated Bylaws.

2. Duties. During the Term the Executive will devote substantially all of the Executive’s working time, energies, and skills to the benefit of the Company’s business. The Executive agrees to serve the Company diligently and to the best of the Executive’s ability and to use the Executive’s best efforts to follow the policies and directions of the Company’s Board of Directors.

3. Compensation. The Executive’s compensation and benefits under this Agreement during the Term will be as follows:

(a) Base Salary. The Company will pay the Executive a base salary (“Base Salary”) at a rate of no less than $1,000,000 per year. The Base Salary will be subject to annual review by the Human Resources/Option Committee of the Company’s Board of Directors (the “Committee”) for increases as determined by the Committee in its sole discretion in accordance with the Committee’s Charter. The Base Salary will be paid in installments in accordance with the Company’s normal payment schedule for its senior management. All payments will be subject to the deduction of payroll taxes and similar assessments as required by law.

(b) Bonus. In addition to the Base Salary, the Executive will be eligible for a yearly cash bonus of 100% of Base Salary for target achievement of applicable performance measures and up to 200% of Base Salary for maximum achievement of applicable performance measures, in each case as determined in accordance with and subject to the terms and conditions of the Company’s 2003 Senior Executive Bonus Plan.

(c) Annual Performance Share Awards. Subject to the last sentence of this subsection (c), the Company will annually award to the Executive 40,000 performance shares pursuant to section 8 of the Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”). The first annual award will be made with respect to the Company’s 2005 fiscal year and each subsequent award will be made with respect to a following fiscal year. Each award will include performance targets and performance measures as determined by the Committee in accordance with section 8(e) of the 2004 Plan and a one-year performance period. The Committee in its sole discretion will determine whether an award has been earned in accordance with the 2004 Plan. If the Committee determines that an award has been earned in whole or in part, in accordance with section 8(a) of the 2004 Plan the earned performance shares will be subject to a restriction period that will end, and the shares will fully vest, on the last day of the fiscal year following the fiscal year used as the performance period for the award. To receive the performance shares subject to an award, the Executive must be continuously employed by the Company to the last day of the restriction period. Each award described in this subsection (c) is subject to Committee approval and the Executive’s execution and delivery to the Company of a performance share agreement in form and substance reasonably satisfactory to the Company.

(d) Annual Restricted Stock Awards. Subject to the last sentence of this subsection (d), the Company will annually award to the Executive 5,000 shares of restricted stock pursuant to section 8 of the 2004 Plan. Each annual award will be made on a date determined by the Committee, and the first annual award will be made in 2005. In accordance with section 8(a) of the Plan, each award will be subject to a restriction period that will end, and the shares will fully vest, on the third anniversary of the date of the award if the Executive has been continuously employed by the Company to the last day of the restriction period. Each award described in this subsection (d) is subject to Committee approval and the Executive’s execution and delivery to the Company of a restricted stock agreement in form and substance reasonably satisfactory to the Company.

(e) Performance Share Award. Section 3(g) of the Amended and Restated Employment Agreement dated April 18, 2003 between the Company and the Executive (the “Prior Agreement”) provides that the Company will make a 500,000 share award to the Executive, which obligation the Company had not satisfied as of the date of this Agreement. In full satisfaction of that obligation and subject to the last sentence of this subsection (e), the Company will award to the Executive 500,000 performance shares pursuant to section 8 of the 2004 Plan. The performance period for the award will be from and including June 1, 2005 to and including May 31, 2006. The performance measure for the award will be the average of the closing prices for the Company’s Common Stock on the New York Stock Exchange during the performance period (the “Average”). The performance targets for the award will be as follows: (a) if the Average is less than $15.68 the Executive will not receive any shares of Common Stock; (ii) if the Average is $15.68 the Executive will receive 100,000 shares of the Company’s Common Stock; (iii) if the Average is more than $15.68 and less than $26.14 the Executive will receive a prorated number of shares between 100,000 shares and 500,000 shares; and (iv) if the Average is $26.14 or more the Executive will receive 500,000 shares. The Executive must be continuously employed by the Company to the date the Committee determines the extent to which the performance targets have been met, which date is the date the shares will fully vest. The award described in this subsection (e) is subject to Committee approval and the Executive’s execution and delivery to the Company of a performance share agreement in form and substance reasonably satisfactory to the Company. The Committee’s approval of the award may be on such terms and conditions as the Committee in its discretion determines are appropriate in accordance with the terms of the 2004 Plan.

(f) Confirmation of Outstanding Awards Made Under the Prior Agreement. As described in the Prior Agreement the Company made, and the Committee approved, the following stock-based awards to the Executive. The Company and the Executive acknowledge that such awards, together with the awards described in sections 3(c), 3(d), and 3(e) of this Agreement, satisfy all obligations of the Company pursuant to the Prior Agreement to grant stock-based awards to the Executive.

(i) The Company awarded to the Executive 5,000 shares of restricted stock under the Company’s 1994 Long-Term Incentive Plan (the “1994 Plan”) pursuant to section 3(h) of the Prior Agreement. The restriction period for this award will end, and the shares will fully vest, on May 3, 2005 if the Executive has been continuously employed by the Company to that date.

(ii) The Company awarded to the Executive 250,000 shares of restricted stock under the Company’s 1997 Stock-Based Incentive Plan (the “1997 Plan”) pursuant to section 3(f) of the Prior Agreement. The restriction period for this award will end, and the shares will fully vest, on May 31, 2006 unless prior to that date the Executive voluntarily terminates the Executive’s employment with the Company. If the Executive dies prior to May 31, 2006, the Executive’s estate will receive a prorated portion of these shares, using the period from May 31, 2001 to May 31, 2006 as the measurement period for purposes of proration.

(iii) The Company awarded to the Executive 35,000 shares of restricted stock under the 1994 Plan pursuant to sections 3(c) and 3(d) of the Prior Agreement. The restriction period for this award will end, and the shares will fully vest, on April 1, 2005 if the Executive has been continuously employed by the Company to that date.

(g) Effect of Change In Control on Stock-Based Awards. The 1994 Plan, the 1997 Plan, and the 2004 Plan each will govern the vesting of awards made to the Executive in accordance with the plan if a “Change in Control” as defined in the plan occurs.

(h) Payments in Lieu of Split-Dollar Insurance Obligation. The Company will pay to the Executive $50,000 annually for fourteen years, except that the Company’s obligation to make these annual payments will immediately cease if the Company terminates the Executive’s employment for Cause or if the Executive dies. The Company will make the first annual payment on or before January 31, 2005 and will make the last annual payment on or before December 31, 2018. The Company will make each payment on or before December 31. The Company will make these payments as a continuation of the Company’s agreement contained in the Prior Agreement that the Company made to satisfy its prior obligation to maintain a split-dollar life insurance arrangement for the Executive. Each payment will be subject to the deduction of payroll taxes and similar assessments as required by law.

4. Other Benefits During the Term. During the Term the Executive will be entitled to participate in each employee benefit plan and to receive each executive benefit that the Company provides for senior executives at the level of the Executive’s position. During the Term the Executive will be entitled to receive the following additional benefits, which the Company will provide at no cost to the Executive: (a) appropriate security for the Executive’s residences or reimbursement to the Executive for the reasonable cost of such security; (b) long-term disability insurance (disability for twelve months or more) providing a benefit of $30,000 per month for the Executive’s lifetime to age 65; and (c) reimbursement for the Executive’s cost of an annual physical examination at the Mayo Clinic or comparable medical facility.

5. Term; Termination Without Cause or for Good Reason.

(a) Term. Subject to the next sentence, the term of this Agreement will begin on the date of this Agreement and end on October 1, 2008. Beginning on October 1, 2006, the October 1, 2008 term end date will be extended one year effective each October 1 unless either the Company or the Executive gives written notice to the other by the preceding September 15 that the term will not be extended. Subject to subsection (b) of this section 5, if such a written notice is given, the term of this Agreement will become fixed and end either (i) on October 1, 2008 if the term has not been extended in accordance with the preceding sentence, or (ii) on the applicable October 1 after October 1, 2008 if the term has been extended one or more times. The term of this Agreement determined in accordance with this subsection (a) is referred to in this Agreement as the “Term.”

(b) Termination Without Cause or for Good Reason. The Company may terminate this Agreement at any time without Cause, and the Executive may terminate this Agreement at any time for Good Reason, in either case upon thirty days’ prior written notice to the other. “Good Reason” means (i) a mandatory relocation by the Company of the Executive’s principal place of employment from the Memphis, Tennessee area or (ii) if a Change in Control (as defined in the 2004 Plan) occurs, if the Executive terminates the Executive’s employment at any time following the first anniversary of the Change in Control. Non-renewal of this Agreement will not constitute termination without Cause for purposes of this subsection (b). Upon termination of the Executive’s employment in accordance with this subsection (b), the Term will end and this Agreement will terminate except for section 5(c) and section 9, each of which will continue in effect in accordance with its terms.

(c) Payments and Benefits Upon Termination. Subject to the next sentence, if the Executive’s employment is terminated as described in subsection (b) of this section 5, the Company will pay, and otherwise make available, to the Executive the severance benefits, in addition to all earned but unpaid wages, described in paragraphs (i) through (v) of this subsection (c). The Company’s obligation to pay, and otherwise make available to, the Executive the severance benefits described in paragraphs (i) through (v) of this subsection (c) is subject to the Company’s receipt of a written release, in form and substance reasonably satisfactory to the Company, executed and delivered by the Executive in which the Executive releases the Company and its affiliates from all claims of, and liabilities and obligations to, the Executive arising out of this Agreement.

(i) (A) if termination occurs prior to a Change in Control, an amount equal to three times Base Salary then in effect and (B) if termination occurs on or after a Change in Control, an amount equal to three times the sum of Base Salary plus the Executive’s target bonus potential, in each case then in effect (the amount determined in (A) or (B) the “Severance Payment”); and the Severance Payment will be paid by the Company in a lump sum within five days after the date of termination;

(ii) To the extent permitted by the 1994 Plan, the 1997 Plan, and the 2004 Plan, immediate vesting of all stock options, performance share awards, and restricted stock awards with the ability to exercise stock options for the shorter of two years and the original expiration period of the option;

(iii) Participation in the Company’s health plans, with family coverage, during the Executive’s lifetime and following the Executive’s death for his spouse at the time of death and children under the age of 21 for one additional year, except that if and during the period the Executive is engaged in full-time employment with a third party not affiliated with the Company providing participation in health plans comparable to the Company’s health plans the Executive will not be entitled to participate in the Company’s health plans in accordance with this paragraph (iii);

(iv) Reimbursement for the reasonable costs of an appropriate off-site office and one full-time secretary during the balance of the Term (ignoring for this purpose that the Term ends upon termination of the Executive’s employment) or three years, whichever is longer; and

(v) Associate discount privileges during the Executive’s lifetime for merchandise purchased from the Company, subject to the terms and conditions of the associate discount privileges in effect from time to time.

6. Severance Payment Gross Up.

(a) Amount of Gross-up Payment. If at any time:

(i) the Severance Payment or other payment or distribution by the Company to the Executive or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this section) (all payments together are referred to as the “Subject Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or imposed by any comparable statute having a similar effect (together, “Section 4999”), or

(ii) the Executive incurs any interest or penalties with respect to the excise tax imposed by Section 4999 (the excise tax imposed by Section 4999, together with related interest and penalties, are together referred to as the “Excise Tax”), then, subject to the other subsections of this section 6, the Company will make an additional payment or payments to the Executive (together, the “Gross-Up Payment”) in a total amount such that after the Executive’s payment of all taxes (and related interest or penalties), including without limitation (i) all income taxes (and related interest and penalties) and (ii) the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Subject Payments.

(b) Calculations; When Paid. Subject to the next sentence, all determinations and calculations required to be made under this section from time to time will be made by a national independent accounting firm selected by the Executive (the “Selected Firm”), and the Company will cause the determinations and calculations to be made and delivered to the Executive within ten days after the termination of employment at the Company’s expense. If the Selected Firm is serving as accountant or auditor for, or otherwise as consultant to, the individual, entity, or group effecting the Change in Control, all determinations and calculations required to be made under this section from time to time will be made by another national independent accounting firm, selected by the Executive in the Executive’s sole discretion, within ten days after the termination of employment at the Company’s expense. The Selected Firm or the other accounting firm selected by the Executive in accordance with this subsection is referred to in this section as the “Accounting Firm.” Any Gross-Up Payment will be paid by the Company to the Executive within ten days after receipt by the Executive of the Accounting Firm’s determination. Subject to subsection (b) of this section, any determination by the Accounting Firm will be binding upon the Company and the Executive in the absence of obvious error.

(c) Recalculations. If after the payment of the Gross-Up Payment the Company exhausts its remedies described in subsections (c) and (d) of this section 6 and the Executive is required to make a payment of Excise Tax in an amount that is greater than the amount that the Accounting Firm assumed the Executive would be required to pay at the time of calculation of the Gross-up Payment, the Accounting Firm will recalculate the Gross-Up Payment. If the recalculated Gross-Up Payment is greater than the amount of Gross-Up Payment paid to the Executive by the Company in accordance with paragraph (b) of this section, the Company will pay the Executive an amount equal to the difference within ten days of receipt of the Accounting Firm’s recalculation.

(d) IRS Claims. The Executive will give the Company written notice of any claim by the Internal Revenue Service (within ten days after the Executive receives the claim) that, if successful, would require the Company to make a Gross-Up Payment to the Executive. Not later than ten days prior to the response date indicated in the claim notice from the Internal Revenue Service, the Company will give the Executive written notice whether the Company intends to contest the claim. If the Company tells the Executive that it intends to contest the claim, the Executive will (i) not pay the claim until the Company directs the Executive otherwise and (ii) fully cooperate in good faith with the Company concerning the claim, including without limitation accepting legal representation by a lawyer chosen by the Company in the exercise of its reasonable discretion and allowing the Company to participate in the claim proceedings. The Company will pay directly all costs and expenses (including additional interest and penalties) incurred in, or as a result of, the contest and will indemnify and hold the Executive harmless, on an after-tax basis, from all Excise Tax and income tax (and related interest and penalties) imposed as a result of the representation and payment of costs and expenses.

(e) The Company to Control Proceedings. The Company will in good faith control all proceedings taken in the contest that directly relate to issues with respect to which a Gross-Up Payment would be payable. The Company may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and the Executive will prosecute the contest in good faith as the Company may reasonably request. If the Company directs the Executive to pay the claim and sue for a refund, the Company will advance the amount of the payment to the Executive, on an interest-free basis, and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (and related interest or penalties) imposed as a result of the advance or on any related imputed income. Any extension of the statute of limitations relating to the Executive’s taxable year will be limited solely to the amount contested in accordance with this subsection. The Company’s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable, and the Executive may settle or contest all other issues as the Executive may determine in the Executive’s sole discretion.

7. Termination for Cause. The Company will have the right to terminate the Executive’s employment under this Agreement for Cause, in which event no salary or bonus will be paid, and none of the benefits provided in this Agreement will be available, after termination for Cause. Termination for Cause will be effective immediately upon notice sent or given to the Executive. For purposes of this Agreement, the term “Cause” will mean and be strictly limited to: (i) conviction of the Executive, after all applicable rights of appeal have been exhausted or waived, for any felony crime that materially discredits the Company or is materially detrimental to the reputation or goodwill of the Company; or (ii) commission of any material act of fraud or dishonesty by the Executive against the Company or commission of an immoral or unethical act that materially reflects negatively on the Company.

8. Disability; Death; Retirement.

(a) If the Executive becomes disabled at any time during the Term, the Executive will after the Executive becomes disabled continue to receive an amount equal to Base Salary and bonus, if earned (such amounts consisting of disability insurance payments and payments from the Company), and benefits provided in this Agreement for a period of twelve consecutive months, or for the remaining Term, whichever period is shorter. If the Executive is disabled for more than twelve consecutive months during the Term, the Executive will, at the expiration of the initial twelve consecutive month period, be entitled to receive an amount equal to 50% of Base Salary and bonus, if earned (such amounts consisting of disability insurance payments and payments from the Company), and benefits provided in this Agreement to the end of Term. While the Executive is disabled, the Executive’s rights with respect to performance shares, restricted stock, and stock options will continue to vest as if the Executive were employed by the Company during the disability period to the end of the Term. Following the end of the Term, the Executive will be entitled to participate in the Company’s health plans, with family coverage, during the Executive’s lifetime. For purposes of this Agreement, the term “disabled” means the Executive’s inability (as the result of a physical or mental condition) to perform the duties of the Executive’s position under this Agreement with reasonable accommodation and which inability is reasonably expected to last at least one full year.

(b) Death. This Agreement will terminate upon the Executive’s death, except as to: (i) the right of the Executive’s estate to exercise any unexercised stock options to the extent permitted by the 1994 Plan, the 1997 Plan, and the 2004 Plan, (ii) other entitlements under this Agreement that expressly survive death, (iii) payment of earned but unpaid wages and benefits, and (iv) any rights that the Executive’s estate or dependents may have under COBRA or any other federal or state law or that are derived independent of this Agreement by reason of the Executive’s participation in any plan maintained by the Company.

(c) Retirement. If the Executive’s employment with the Company terminates due to retirement, the Company will provide the Executive with (i) participation in the Company’s health plans during the Executive’s lifetime and (ii) associate discount privileges during the Executive’s lifetime for merchandise purchased from the Company, subject to the terms and conditions of the associate discount privileges in effect from time to time.

9. Protection of the Company’s Confidential Information and Goodwill.

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” includes, without limitation but subject to the next sentence, all documents and information of the Company or one of more of its subsidiaries, in all forms and mediums, concerning or evidencing one or more of the following: sales; costs; pricing; strategies; forecasts and long-range plans; financial and tax information;

personnel information; business, marketing, and operational projections, plans, and opportunities; and customer, vendor, and supplier information. Confidential Information excludes any document or information that is or becomes available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by the Executive. Confidential Information does not have to be designated as such to constitute Confidential Information.

(b) Non-Disclosure; Non-Competition; and Remedies.

(i) The Executive acknowledges and agrees that (A) the business of the Company and its subsidiaries is highly competitive, (B) that the Company and its subsidiaries have expended considerable time and resources to develop good will with its customers, vendors, and others, and to create, exploit, and protect Confidential Information, (C) the Company and its subsidiaries must continue to prevent the dilution of their goodwill and unauthorized use and disclosure of Confidential Information to avoid irreparable harm to their businesses, (D) the Executive’s participation in the business activities of the Company and its operating subsidiaries is and will be integral to the continued operation, goodwill, and success of the business of the Company and its operating subsidiaries, (E) the Executive will be creating Confidential Information, and (F) the Executive will have access to Confidential Information that could be used by third parties in a manner that would be detrimental to the competitive position of the Company or one of its operating subsidiaries.

(ii) The Company acknowledges and agrees that the Executive will need the benefits and use of the goodwill of the Company and its subsidiaries and Confidential Information in order for the Executive to properly perform the Executive’s responsibilities in accordance with this Agreement. The Company will provide the Executive immediate access to new and additional Confidential Information and authorizes the Executive to engage in activities that will create new and additional Confidential Information. The Executive acknowledges and agrees that the Executive will benefit during the Term from access to Confidential Information, including without limitation as a result of the Executive’s increased earnings and earning capacity.

(iii) Accordingly, the Executive agrees that:

(A) All Confidential Information will remain the sole and exclusive property of the Company and its subsidiaries;

(B) The Executive will protect and safeguard all Confidential Information;

(C) The Executive will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an employee of the Company or one of its subsidiaries to the extent necessary for the proper performance of the Executive’s responsibilities unless authorized to do so by the Company or compelled to do so by law or valid legal process;

(D) If the Executive believes the Executive is compelled by law or valid legal process to disclose or divulge any Confidential Information, the Executive will notify the Company in writing sufficiently in advance of any such disclosure to give the Company the opportunity to take all actions necessary to protect the interests of the Company or its subsidiaries against such disclosure;

(E) At the end of the Executive’s employment pursuant to this Agreement for any reason or at the request of the Company at any time, the Executive will return to the Company all copies of all Confidential Information in all tangible forms and mediums; and

(F) Absent the promises and representations of the Executive in this paragraph (iii) and paragraph (iv) below, the Company would not provide the Executive with Confidential Information, would not authorize the Executive to engage in activities that would create new and additional Confidential Information, and would not enter into this Agreement.

(iv) The Executive agrees to not engage in a Prohibited Activity for the period beginning on the date of this Agreement and ending two years from the date of termination of the Executive’s employment for any reason. “Prohibited Activity” means any one or more of the following:

(A) Directly or indirectly disparaging the Company or any of its subsidiaries, or any products, services, or operations of the Company or any of its subsidiaries, or any former, current, or future officer, director, or employee of any the Company or any of its subsidiaries;

(B) Whether on the Executive’s own behalf or on behalf of any other individual, partner, firm, corporation, or business organization, either directly or indirectly soliciting or inducing or attempting to solicit or induce any person who is then employed by the Company or any of its subsidiaries to leave that employment;

(C) Whether on the Executive’s own behalf or on behalf of any other individual, partnership, firm, corporation, or business organization, either directly or indirectly soliciting or inducing, or attempting to solicit or induce any person who is then a customer, supplier, or vendor of the Company or any of its subsidiaries to cease being a customer, supplier, or vendor of the Company or to divert all or any part of such person’s or entity’s business from the Company or any of its subsidiaries;

(D) Associating, directly or indirectly, as an employee, officer, director, agent, partner, owner, stockholder, representative, consultant, or vendor with, for, or on behalf of any Competitor (as defined below in this subparagraph (D) (each an “Association”), unless the Company in the exercise of its reasonable discretion has approved each Association in accordance with the following sentence. The Company’s approval for an Association will be evidenced exclusively by a written agreement that has been executed and delivered by, and is legally binding on, the Company and the Executive, that includes terms and conditions that the Company deems reasonably necessary to preserve its goodwill and the confidentiality of the Confidential Information in accordance with this Agreement, and that includes all other terms and conditions that the Company determines in its sole discretion are reasonably necessary under the circumstances. The restrictions in the foregoing sentences of this subparagraph (D) apply to the Executive’s direct and indirect performance of the same or similar activities the Executive has performed for the Company or any of its subsidiaries and to all other activities that reasonably could lead to the disclosure of Confidential Information. The Executive will not have violated this subparagraph (D) solely as a result of the Executive’s investment in capital stock or other securities of a Competitor or any of its Affiliates listed on a national securities exchange or actively traded in the over-the-counter market if the Executive and the members of the Executive’s immediate family together do not, directly or indirectly, hold more than one percent of all such shares of capital stock or other securities issued and outstanding. For purposes of this subparagraph (D), solely for purposes of this Agreement the term “Competitor” means each of Federated Department Stores, Inc., The May Department Stores Company, Dillard’s, Inc., Kohls Corporation, Belk, Inc., Limited Brands, Inc., J. C. Penney Co, Inc., Neiman Marcus Group, Inc., Nordstrom, Inc., and Target Corporation, and the Affiliates and successors of each of them. For purposes of this subparagraph (D), “Affiliate” means with respect to a specific corporation, limited liability company, general or limited partnership, sole proprietorship, or other for profit or non-profit business organization or association (each the “subject entity”), any other corporation, limited liability company, general or limited partnership, sole proprietorship, or other for profit or non-profit business organization or association directly or indirectly controlling or controlled by or directly or indirectly under common control with the subject entity.

(v) The Executive acknowledges and agrees that (A) the restrictions contained in this section 9(b) are ancillary to an otherwise enforceable agreement, (B) the agreements and undertakings of the Company in this Agreement and the Executive’s position and responsibilities with the Company give rise to, and are valid consideration for, the Company’s interest in restricting the Executive’s post-employment activities, (C) the restrictions are reasonably designed to enforce the Executive’s agreements and undertakings in this section 9(b) and the Executive’s common-law obligations and duties owed to the Company and its subsidiaries, (D) the restrictions are reasonable and necessary, valid and enforceable under Tennessee law, and do not impose a greater restraint than reasonably necessary to protect the goodwill and other legitimate business interests of the Company and its subsidiaries and the Confidential Information, (E) the agreements and undertakings of the Company and the Executive in this section 9(b) are not contingent on the duration of the Executive’s employment with the Company; and (F) absent the agreements and undertakings made by the Executive in this section 9(b), the Company would not provide the Executive with Confidential Information, would not authorize the Executive to engage in activities that would create new and additional Confidential Information, and would not have entered into this Agreement.

(vi) Without limiting the right of Company to pursue all other legal and equitable remedies available for violation by the Executive of the Executive’s agreements in this section 9, the Executive agrees that such other remedies cannot fully compensate Company for any such violation and that the Company will be entitled to injunctive relief to prevent any such violation or any continuing violation. The Executive also agrees that the Company will be entitled to recover its attorneys’ fees, expenses, and court costs, in addition to any other remedies to which the Company may be entitled if the Executive breaches this Agreement.

(vii) The Executive will forfeit all unexercised, unearned, and unpaid awards under the 1994 Plan, the 1997 Plan, and the 2004 Plan, including, but not by way of limitation, awards earned but not yet paid, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing if (A) the Executive, without the written consent of the Company, engages directly or indirectly in an association that constitutes an Association; or (B) the Executive performs any act or engages in any activity which in the opinion of the Company’s Board of Directors (expressed in a resolution adopted by a majority of the members of the Board of Directors) is inimical to the best interests of the Company.

(viii) If within six months following the Executive’s termination of employment the Executive, without the written consent of the Company, engages directly or indirectly in an association that constitutes an Association, the Executive will be required to pay to the Company an amount in cash equal to the sum of the following: (A) with respect to awards made under the 1994 Plan or the 2004 Plan consisting of stock options and stock appreciation rights, the amounts realized in connection with the Executive’s exercise of the options or the settlement of the stock appreciation rights on or after, or within six months prior to, the Executive’s termination of employment; and (B) with respect to awards made under the Plan consisting of restricted stock, restricted stock units, performance shares, performance share units, and performance units, the value of the awards that vested on or after, or within six months prior to, the Executive’s termination of employment, which value will be determined as of the date of vesting.

(ix) Subsections (vii) and (viii) will be void and of no legal effect upon a Change in Control.

(x) If in any action before any court or agency legally empowered to enforce the agreements contained in this section 9 any term, restriction, or agreement contained in this section 9 is found to be unreasonable or otherwise not permitted by applicable law, then such term, restriction, or agreement will be deemed modified to the extent necessary to make it enforceable by such court or agency.

(xi) The agreements of the Executive contained in this section 9 will survive the end of the Executive’s employment by the Company for any and all reasons.

10. General Provisions.

(a) Notices. Any notice to be given in this Agreement by either party to the other may be effected by personal delivery, overnight courier, facsimile, electronic mail, or U.S. mail, registered or certified, postage prepaid with return receipt requested. Mailed notices will be addressed to the parties at the addresses set forth below, but each party may change the Executive’s or its address by written notice in accordance with this section 10(a). Notices will be deemed communicated as of the actual receipt or refusal of receipt.

If to the Executive:	R. Brad Martin 1025 Cherry Road Memphis, TN 38117

If to the Company:	Saks Incorporated 750 Lakeshore Parkway Birmingham, AL 35211 Attention: General Counsel

(b) Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable the remaining provisions will, nevertheless, continue in full force and without being impaired or invalidated in any way.

(c) Resignation. If the Executive’s employment is terminated, the Executive agrees to resign (i) as an officer of the Company (and all of its subsidiaries or affiliates), if applicable, and (ii) if requested by the Company’s Board of Directors, as a member of the Company’s Board of Directors, in all situations effective as of the date of such termination. Upon termination of employment, the Executive agrees to return to the Company upon such termination any of the following which contain confidential information: all documents, instruments, papers, facsimiles, and computerized information which are the property of the Company or such subsidiary or affiliate.

(d) No Conflicting Agreements. By signing this Agreement, the Executive warrants that the Executive is not a party to any restrictive covenant, agreement or contract which limits the performance of the Executive’s duties and responsibilities under this Agreement or under which such performance would constitute a breach.

(e) Headings. The section and subsection headings of this Agreement are for convenience or reference only and will not define or limit the provisions of this Agreement.

(f) Performance-Based Compensation. The Company intends that all bonus payments and performance share awards provided for in this Agreement will constitute qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

(g) Attorney’s Fees. If any litigation or other proceeding is brought to enforce any right or provision of in this Agreement, the Company will reimburse the Executive for reasonable costs incurred (including without limitation attorneys’ fees) by the Executive: (i) in the case of termination of employment that occurs prior to a Change in Control only if the Executive substantially prevails, and (ii) in the case of termination of employment after a Change in Control regardless of the outcome of the action, with reimbursement being made as expenses are incurred.

(h) Entire Agreement. Except for prior awards of stock options, restricted stock, performance shares, and other stock benefits made under the 1994 Plan, the 1997 Plan, or the 2004 Plan, all of which the Company confirms, this Agreement supersedes any and all other agreements between the Company and the Executive with respect to employment of the Executive by the Company (including without limitation the Prior Agreement) and contains all of the covenants and agreements between the Company and the Executive with respect to the Executive’s employment. The Company and the Executive acknowledge that no representations, inducements, or agreements, oral or otherwise, that have not been embodied in this Agreement, and no other agreement, statement, or promise not contained in this Agreement, will be valid or binding. Modifications of this Agreement will be effective only if written and signed by the party to be charged.

(i) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee.

SAKS INCORPORATED

By:

/S/ CHARLES J. HANSEN
Charles J. Hansen
Executive Vice President and General Counsel

/S/ R. BRAD MARTIN
R. Brad Martin